Exhibit 4.2

FORM OF INDEMNITY AGREEMENT

THIS AGREEMENT is made as of the _____ day of ______, 2026.

BETWEEN:

FORT TECHNOLOGY INC., a corporation governed by the laws of British Columbia (the “Company”)

- and -

____________, an individual residing in the State of ________ (the “Indemnified Party”)

RECITALS:

A.	The Indemnified Party is a duly elected or appointed director or officer or service provider of the Company or of a Group Entity (as defined below);

B.	the Company believes it is in the best interests of the Company to attract and retain competent persons to serve as directors, or officers or as advisors or in similar capacities, and the entering into of an agreement containing indemnification provisions of the kind contained in this Agreement is reasonable and necessary to achieving those goals;

C.	the Indemnified Party is willing to act or to continue to act as a director, officer or service provider of the Company or a Group Entity, if, among other things, the Company provides the Indemnified Party with contractual assurance that the protection against personal liability contemplated in this Agreement will be available to the Indemnified Party to the fullest extent permitted by applicable law; and

E.	the Company considers it desirable and in the best interests of the Company to enter into this Agreement to set out the circumstances and manner in which the Indemnified Party may be indemnified in respect of certain liabilities or expenses which the Indemnified Party may incur because of other association with the Company or Group Entity.

NOW THEREFORE, in consideration of the premises and the covenants and agreements herein contained, the parties agree as follows:

ARTICLE 1

DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.01 Definitions

Whenever used in this Agreement, the following words and terms have the meanings set out below:

“Act” means the Business Corporations Act (British Columbia), as the same exists on the date hereof or may hereafter be amended.

“Adverse Insurance Event” means a threatened or actual rescission, cancellation or non-renewal of any directors’ and officers’ liability insurance policy, a denial of coverage by the insurers for any Claims reported under any such policy or circumstances where the Board of Directors have reasonably concluded that coverage will be denied by its insurers in respect of a reported Claim.

“Agreement” means this agreement, and all amendments or restatements as permitted, and references to “Article” or “Section” mean the specified Article or Section of this Agreement.

“Board of Directors” means the duly constituted board of directors of the Company.

“Claim” includes any current, threatened, pending, commenced, continuing or completed action, suit, proceeding, hearing, inquiry, regulatory, investigation, arbitration or alternative dispute resolution mechanism or procedure, of any nature or kind, howsoever arising, whether civil, criminal, administrative, investigative or other, and whether arising in law, equity or under statute, rule, regulation or ordinance of any governmental or administrative body or otherwise, and whether made or commenced by the Company or any Group Entity and any appeal or appeals therefrom, in which the Indemnified Party is, has been or may be involved (including, without limitation, as a party, or otherwise) as a result of the Indemnified Party acting as a director, officer of service provider of the Company or Group Entity.

“Losses” includes all costs, charges, expenses, losses, damages, fees (including any legal, professional or advisory fees or disbursements reasonably incurred), liabilities amounts paid to settle or dispose of any Claim or satisfy any judgment, fines, penalties or liabilities, without limitation, and whether incurred alone or jointly with others, including any amounts which the Indemnified Party may reasonably suffer, sustain, incur or be required to pay in respect of the investigation, defence, settlement or appeal of or preparation for any Claim or in connection with any action to establish a right to indemnification under this Agreement to the fullest extent permitted by applicable law and any federal, provincial, state, local or foreign taxes imposed on the Indemnified Party as a result of the actual or deemed receipt of any payments under this Agreement. Losses shall also include a per diem calculated pursuant to Section 3.01(9) below for each day spent by the Indemnified Party dealing with, responding to or assisting the Company or Group Entity with the resolution, defence or appeal of any Claim relating to the Indemnified Party.

“Group Entity” means: (i) any corporation that is or was an “affiliate” or “subsidiary” (within the meaning of these terms as used in the Act) of the Company at a time the Indemnified Party is or was a director or officer of such corporation, (ii) any corporation of which the Indemnified Party is or was a director or officer at the request of the Company; or (iii) any partnership, trust, joint venture or other unincorporated entity of which the Indemnified Party is or was, or holds or held a position equivalent to that of, a director or officer, at the request of the Company.

“Parties” means the Company and the Indemnified Party collectively and “Party” means any one of them.

“Taxes” includes any assessment, reassessment, claim or other amount for taxes, charges, duties, levies, imposts or similar amounts, including any interest and penalties in respect thereof.

1.02 Governing Law

This Agreement is a contract made under and is governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable in the Province of British Columbia. The Parties hereby irrevocably submit and attorn to the jurisdiction of the courts of the Province of British Columbia with respect to all matters arising out of or relating to this Agreement and all matters, agreements or documents contemplated by this Agreement. The Parties hereby waive any objections they may have to the venue being in such courts including, without limitation, any claim that any such venue is in an inconvenient forum.

ARTICLE 2 REPRESENTATIONS

2.01 Representations of the Company

The Company represents and warrants to the Indemnified Party that:

(a)	Incorporation – The Company is a corporation duly incorporated and validly existing under the laws of the Province of British Columbia.

(b)	Due Authorization – The Company has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement. The execution and delivery of this Agreement and the performance of the obligations contemplated by this Agreement have been duly authorized by all necessary corporate action on behalf of the Company.

(c)	No Conflict – The Company is not a party to, bound or affected by or subject to any agreement, obligation, instrument, charter or by-law provision, statutory law or regulation, order, judgment, decree, licence or permit which would be violated, contravened, breached by, or under which default would occur as a result of the execution and delivery of this Agreement or the performance of any of the obligations provided for under this Agreement.

ARTICLE 3

INDEMNIFICATION BY COMPANY AND OBLIGATIONS OF INDEMNIFIED PARTY

3.01 Indemnification

(1) General Indemnity – Except as prohibited under applicable law and subject to Section 3.01(4), the Company must indemnify and hold the Indemnified Party harmless, to the fullest extent permitted by applicable law, including but not limited to any indemnity available under the Act, from and against any and all Losses which the Indemnified Party may reasonably suffer, sustain, incur or be required to pay in respect of any Claim, provided that the indemnity provided for in this Section 3.01(1) will only be available if:

(a)	the Indemnified Party acted honestly and in good faith with a view to the best interests of the Company or Group Entity, as the case may be, and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Party had reasonable grounds for believing that the Indemnified Party’s conduct was lawful.

(2) Taxes – For greater certainty, a Claim subject to indemnification pursuant to Article 3 of this Agreement includes, to the fullest extent permitted by applicable law, any Taxes which the Indemnified Party may be subject to or suffer or incur as a result of, in respect of, arising out of or referable to any indemnification of the Indemnified Party by the Company pursuant to this Agreement.

(3) Right to Indemnity – Without limiting anything in this Agreement, the Indemnified Party is entitled to an indemnity from the Company in respect of all Losses reasonably incurred by the Indemnified Party in connection with the defence of any Claim, to which the Indemnified Party is subject because of the Indemnified Party’s association with the Company, if the Indemnified Party: (a) was not judged by the court or other competent authority to have committed any material fault; and (b) fulfils the conditions set out in Sections 3.01(1)(a) and 3.01(1)(b) above.

(4) Derivative Claims – The Company shall make application, at its expense, for the approval of a court of competent jurisdiction to advance monies to an Indemnified Party under Section 3.01(8) below, in respect of any Claim by or on behalf of the Company or Group Entity to which the Indemnified Party is made a party because of the Indemnified Party’s association with the Company or Group Entity, in respect of all costs, charges, expenses and other Losses reasonably incurred by the Indemnified Party in connection with such Claim provided the Indemnified Party shall repay such funds advanced if the Indemnified Party ultimately does not fulfil the conditions set out in Section 3.01(1)(a) and 3.01(1)(b) above.

(5) Incidental Expenses – To the fullest extent permitted by applicable law, the Company will pay or reimburse the Indemnified Party for the Indemnified Party’s reasonable and necessary travel, lodging or accommodation costs, charges or expenses paid or incurred by or on behalf of the Indemnified Party in connection with the defence by the Indemnified Party of any Claim, provided the Indemnified Party fulfills the conditions set out in Sections 3.01(1)(a) and 3.01(1)(b) above.

(6) Specific Indemnity for Statutory Obligations – Without limiting the generality of the preceding Sections 3.01(1) through (5) of this Agreement, the Company agrees, to the extent permitted by law, to indemnify and save the Indemnified Party harmless from and against any and all Losses arising by operation of statute and reasonably incurred by or imposed upon the Indemnified Party in relation to the affairs of the Company in the Indemnified Party’s capacity as a director or officer or service provider thereof, including but not limited to all statutory obligations to creditors, employees, suppliers, contractors, subcontractors, and any government or any agency or division of any government, whether federal, provincial, state, regional or municipal, provided that the indemnity provided for in this Section 3.01(6) will only be available if the Indemnified Party fulfils the conditions in Sections 3.01(1)(a) and 3.01(1)(b) above.

(7) Partial Indemnification – If the Indemnified Party is determined to be entitled under any provisions of this Agreement to indemnification by the Company for some or a portion of the Losses incurred in respect of any Claim but not for the total amount thereof, the Company will nevertheless indemnify the Indemnified Party for the portion thereof to which the Indemnified Party is determined by a court of competent jurisdiction to be so entitled.

(8) Advance of Expenses – Subject to Section 3.01(4) of this Agreement, the Company shall, at the request of the Indemnified Party, advance to the Indemnified Party, to the extent permitted by applicable law, sufficient funds, or arrange to pay on behalf of or reimburse the Indemnified Party for any costs, charges or expenses reasonably incurred by the Indemnified Party in investigating, defending, appealing, preparing for, providing evidence in or instructing and receiving the advice of the Indemnified Party’s counsel or other professional advisors in regard to any Claim or other matter for which the Indemnified Party may be entitled to an indemnity or reimbursement hereunder, and such amounts will be treated as a non-interest bearing advance or loan to the Indemnified Party. All advances shall be made within five (5) business days of a request from the Indemnified Party. In the event it is ultimately determined by a court of competent jurisdiction that the Indemnified Party did not fulfil the conditions set out in Sections 3.01(1)(a) and 3.01(1)(b) above, such loan or advance, or the appropriate portion thereof will, be immediately repaid by the Indemnified Party to the Company and will bear interest from the date of such determination at the prime rate prescribed from time to time by the Royal Bank of Canada.

(9) Per Diem Charge – In addition to any other amount payable to an Indemnified Party under this Agreement, the Indemnified Party shall be entitled to receive from the Company a reasonable per diem payment (the “Per Diem Charge”) for time spent with respect to any Claim for which the Indemnified Party is otherwise entitled to indemnification pursuant to any one of the foregoing provisions of Section 3.01 of this Agreement.

(10) Gross-Up – Should any payment made pursuant to this Agreement, including the payment of insurance premiums or any payment made by an insurer under an insurance policy, be deemed to constitute a taxable benefit or otherwise be or become subject to any tax or levy, then the Company shall pay any amount received by or on behalf of the Indemnified Party, after the payment of or withholding for such tax, fully reimburses the Indemnified Party for the actual cost, expense or losses incurred by or on behalf of the Indemnified Party.

(11) Directors and Officers Insurance

(a)	The Company confirms that it has purchased directors’ and officers’ liability insurance as previously approved by the board of directors of the Company covering its directors and officers containing such customary terms and conditions and in such amounts as are available to the Company on reasonable commercial terms, having regard to the nature and size of the business and operations of the Company from time to time, which insurance policy has been provided to the directors and officers for their review and which remains in full force and effect on the date hereof.

(b)	Notwithstanding the foregoing, if: (i) liability insurance coverage for former directors and officers is no longer available on reasonable commercial grounds; or (ii) it is no longer industry practice among responsible companies to procure liability insurance for former directors and officers and the costs to the Company to do so would be commercially unreasonable (as determined by the Board of Directors of the Company), the Company will be relieved of its obligation to procure or cause to be procured liability insurance coverage for the former directors and officers provided that the Company procures, or causes to be procured, such level of insurance coverage, if any, as is available for former directors and officers at a commercially reasonable rate and adopts comparable measures to protects its former directors and officers in the circumstances as are adopted by other responsible companies. The onus is on the Company to establish that the circumstances described in the previous sentence exist.

(12) Deductible or Retention under Directors and Officers Insurance – If for any reason whatsoever, any directors’ and officers’ liability insurer asserts that the Indemnified Party is subject to a deductible or retention under any existing or future directors’ and officers’ liability insurance purchased and maintained by the Company for the benefit of the Indemnified Party and the Indemnified Party’s heirs and legal representatives, the Company will, to the extent permitted by applicable law, pay the deductible or retention for and on behalf of the Indemnified Party, provided that the Company is satisfied at such time that the Indemnified Party fulfils the conditions set out in Sections 3.01(1)(a) and 3.01(1)(b) above.

(13) Intentionally Deleted.

(14) Subrogation – In the event of payment by the Company under this Agreement, the Company shall be subrogated to the extent of such payment to all the rights of recovery of the Indemnified Party who agrees to execute all documents and instruments reasonably required and to do all such other acts and things that may be necessary on the part of the Indemnified Party to secure such rights, including the execution of documents necessary to enable the Company to bring suit to enforce such rights.

(15) Directors’ Trust – In the event of an Adverse Insurance Event, the Company may, at its sole discretion, create a trust for the benefit of the Indemnified Party and from time to time fund such trust in such amounts and with such security as the Company’s Board of Directors may, at its sole discretion, determine to satisfy Losses reasonably anticipated or proposed to be incurred or paid from time to time until the expiration of all applicable limitation periods in connection with any Claims. The terms of any trust established pursuant hereto shall provide that upon an Adverse Insurance Event: (i) the trust shall not be revoked or the principal thereof encroached upon, without the written consent of the Indemnified Party; (ii) the trustee shall advance (solely to the extent of trust assets), within two (2) business days of a request by the Indemnified Party, all costs, charges, expenses and other Losses to the Indemnified Party (and the Indemnified Party hereby agrees to reimburse the trust under the circumstances under which the Indemnified Party would be required to reimburse the Company under this Agreement); (iii) the trustee shall promptly pay (solely to the extent of trust assets) to the Indemnified Party all amounts for which the Indemnified Party shall be entitled to indemnification pursuant to the Agreement or otherwise; and (iv) all unexpended funds in such trust shall revert to the Company upon a final determination by a court of competent jurisdiction that the Indemnified Party has been fully indemnified (or if not, entitled to be indemnified) under the terms of this Agreement as to all Claims and after the expiration of all applicable limitation periods. The trustee shall be a person or entity, and shall be appointed upon such terms as are, reasonably satisfactory to the Indemnified Party. Nothing contained in this Section 3.01(15) shall relieve the Company of any of its obligations under any other provision of this Agreement.

3.02 Notice of Proceedings

The Indemnified Party will, as a condition precedent to his right to be indemnified under this Agreement, give prompt notice in writing to the Company, upon being served with any statement of claim, writ, notice of motion, indictment, subpoena, investigation order or other document threatening, commencing, threatening or continuing any Claim involving the Company or the Indemnified Party which may result in a claim for indemnification under this Agreement, and the Company agrees to give the Indemnified Party prompt notice in writing, upon it being served with any statement of claim, writ, notice of motion, indictment, subpoena, investigation order or other document commencing or continuing any Claim involving the Indemnified Party. Such notice will include a description of the Claim or threatened Claim, a summary of the facts giving rise to the Claim or threatened Claim and, if possible, an estimate of any potential liability arising under the Claim or threatened Claim. Failure by either party to so notify the other of any Claim will not relieve the Company from liability under this Agreement except and only to the extent that the failure materially prejudices the Indemnified Party, the Company or Group Entity, as the case may be.

3.03 Legal Counsel

(1) Subject to Section 3.01(4), after receiving written notice of any Claim or threatened Claim from the Indemnified Party, the Company may by notice in writing to the Indemnified Party, assume conduct of the defence thereof in a timely manner and retain counsel on behalf of the Indemnified Party, provided that such counsel is satisfactory to the Indemnified Party (acting reasonably), to represent the Indemnified Party in respect of the Claim; in which event, the reasonable fees and disbursements of such counsel will be paid by the Company on behalf of the Indemnified Party. On delivery of such notice by the Company, subject to Section 3.03(2) and notwithstanding any other term, the Company will not be liable to the Indemnified Party under this Agreement for any fees and disbursements of other counsel, the Indemnified Party may subsequently incur with respect to the same matter. In the event the Company assumes conduct of the defence on behalf of the Indemnified Party, the Indemnified Party hereby consents to the conduct thereof and of any action taken by the Company, in good faith, in connection therewith, and the Indemnified Party will fully cooperate in such defence including, without limitation, the provision of documents, attending examinations for discovery, making affidavits, meeting with counsel, testifying and divulging to the Company all information reasonably required to defend or prosecute the Claim.

(2) In connection with any Claim or other matter for which the Indemnified Party may be entitled to indemnity hereunder, the Indemnified Party will have the right to employ separate counsel of the Indemnified Party’s choosing and to participate in the defence thereof but the fees and disbursements of such counsel will be at the Indemnified Party’s expense unless:

(a)	employment of such other counsel has been authorized by the Company; or

(b)	subject to Company agreeing to advance to the Indemnified Party sufficient funds, or arrange to pay on behalf of or reimburse the Indemnified Party for any costs, charges or expenses reasonably incurred by the Indemnified Party in accordance with Section 3.01(8), legal counsel for the Company has advised the Indemnified Party that there has been a divergence of interests between the Indemnified Party and the Company such that the Indemnified Party requires separate legal counsel, in which events, the reasonable fees and disbursements of such counsel will be paid by the Company on behalf of the Indemnified Party to the fullest extent permitted by applicable law.

3.04 No Presumption as to Absence of Good Faith

Unless a court of competent jurisdiction otherwise has held or decided that the Indemnified Party is not entitled to be fully or partially indemnified hereunder, the determination of any Claim by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create any presumption for the purposes of this Agreement that the Indemnified Party is not entitled to indemnity hereunder.

3.05 Settlement of Claim

No admission of liability and no settlement of any Claim in a manner adverse to the Indemnified Party will be made without the consent of the Indemnified Party, acting reasonably, (unless, in the case of a settlement by the Company, such settlement (i) includes an unconditional release of the Indemnified Party from all liability arising out of such Claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of the Indemnified Party).

3.06 Determination of Right to Indemnification

If the payment of an indemnity or the advancement of funds under this Agreement requires the approval of a court, under the provisions of the Act or otherwise, either the Company or the Indemnified Party may apply to a court of competent jurisdiction for an order approving such indemnity or the advancement of such funds by the Company pursuant to this Agreement.

3.07 Other Rights and Remedies Unaffected

The rights to indemnification and payment provided in this Agreement will not derogate from or exclude any other rights to which the Indemnified Party may be entitled under any provision of the Act or otherwise at law, the articles of the Company, any applicable policy of insurance, guarantee or third-party indemnity, any vote of shareholders of the Company, or otherwise, both as to matters arising out of the Indemnified Party’s capacity as a director or officer of the Company, or as to matters arising out of any other capacity in which the Indemnified Party may act for or on behalf of the Company.

3.08 Setoff

The Company grants to the Indemnified Party a right to set off any amounts owing by the Company hereunder to the Indemnified Party against any amounts that the Indemnified Party may owe the Company from time to time.

ARTICLE 4

MISCELLANEOUS MATTERS

4.01 Company and Indemnified Party to Cooperate

The Company and the Indemnified Party will, from time to time, provide such information and cooperate with the other, as the other may reasonably request, in respect of all matters under this Agreement.

4.02 Effective Time

This Agreement will be deemed to have effect as and from the first date that the Indemnified Party became a director or officer or service provider of the Company.

4.03 Insolvency

The liability of the Company under this Agreement will not be affected, discharged, impaired, mitigated or released by reason of the discharge or release of the Indemnified Party in any bankruptcy, insolvency, receivership or other similar proceeding of creditors.

4.04 Multiple Proceedings

No action or proceeding brought or instituted under this Agreement and no recovery pursuant thereto will be a bar or defence to any further action or proceeding which may be brought under this Agreement.

4.05 Benefit of the Agreement

This Agreement will enure to the benefit of and be binding upon the respective heirs, executors, administrators, other legal representatives, successors and permitted assigns of the parties hereto. In the event that the Company proposes to: (i) amalgamate, consolidate with or merge or wind up into any other person and the Company will cease to exist as a legal entity or will not be the continuing or surviving Company or entity of such amalgamation, consolidation, merger or winding up; or (ii) transfer or dispose of all or substantially all of its properties and assets to any person or persons (including a lease, licence, long term supply agreement or other arrangement having the same economic effect as a transfer or other disposition), then in each such case the Company will ensure that proper provision is made so that the obligations of the Company set forth in this Agreement will continue in full force. In the event of: (i) any acquisition (by way of take-over bid, share exchange, purchase of shares or otherwise, and whether in a single transaction or series of related transactions) by any person, or two or more persons acting “jointly or in concert” (within the meaning of that expression as used in applicable securities laws), of beneficial ownership of fifty percent or more of the outstanding voting or equity securities of the Company entitled to vote generally in the election of directors of the Company; or (ii) a plan of arrangement, amalgamation, merger, consolidation, recapitalization, liquidation, dissolution or other business combination or reorganization or similar corporate transaction, in each case where the Company does not cease to exist as a legal entity and is not a continuing or surviving Company in such transaction, that results in the voting securities of the Company outstanding immediately prior to the consummation of such transaction no longer continuing to represent (either by remaining outstanding or by being converted into or exchanged for securities of another entity) at least fifty percent of the combined voting power of the voting securities of the Company outstanding immediately after consummation of such transaction, then in each such case the Company will use commercially reasonable efforts to ensure that proper provision will be made so that the obligations of the Company set forth in this Agreement will continue in full force.

ARTICLE 5

GENERAL

5.01 Term

This Agreement and any obligations hereunder will survive until six (6) years after the Indemnified Party has ceased to act as a director or officer of the Company.

5.02 Intentionally Deleted

5.03 Assignment

Except as provided in Section 4.05, neither Party may assign this Agreement or any rights or obligations under this Agreement without the prior written consent of the other Party (which consent will not be unreasonably withheld).

5.04 Amendments and Waivers

No supplement, modification, amendment or waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any Party, will be binding unless executed in writing by the Party to be bound thereby. For greater certainty, the rights of the Indemnified Party under this Agreement will not be prejudiced or impaired by permitting or consenting to any assignment in bankruptcy, receivership, insolvency or any other creditor’s proceedings of or against the Company or by the winding-up or dissolution of the Company.

5.05 Severability

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will not invalidate the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

5.06 Mandatory Obligation to Indemnify

Nothing in this Agreement shall in any way adversely affect or diminish the obligation of the Company to indemnify the Indemnified Party pursuant to section 161 of the Act.

5.07 Notices

Any notice, consent or approval required or permitted to be given in connection with this Agreement (in this Section referred to as a “Notice”) will be in writing and will be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by facsimile or e-mail:

(a)	in the case of a Notice to the Indemnified Party at:

[●]

[●]

[●]

Email: [●]

(b)	in the case of a Notice to the Company at:

Fort Technology Inc.

3292 Production Way, Suite 501

Burnaby, British Columbia V5A 4R4

Email: [●]

Any Notice delivered or transmitted to a Party as provided above will be deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if the Notice is delivered or transmitted after 5:00 p.m. local time or if such day is not a Business Day then the Notice will be deemed to have been given and received on the next Business Day.

Any Party may, from time to time, change its address by giving Notice to the other Party in accordance with the provisions of this Section.

5.08 Further Assurances

The Company and the Indemnified Party will, with reasonable diligence, do all such further acts, deeds or things and execute and deliver all such further documents as may be necessary or advisable for the purpose of assuring and conferring on the Indemnified Party the rights hereby created or intended, and of giving effect to and carrying out intention or facilitating the performance of the terms of this Agreement or to evidence any loan or advance made pursuant to Section 3.01(4) hereof.

5.09 Execution and Delivery

This Agreement may be executed by the Parties in counterparts and may be executed and delivered by facsimile and all such counterparts and facsimiles together will constitute one and the same agreement.

IN WITNESS WHEREOF the Parties have executed this Agreement.

FORT TECHNOLOGY INC.

By:
Authorized Officer

INDEMNIFIED PARTY